EXHIBIT 3.1     Articles of Incorporation - Toffee Sensations Inc.

                2355673                   Endorsed-Filed in the office of the
                                           Secretary of State of the State of
                                               California August 20, 2001
                                                  Bill Jones Secretary of
                                                       State

                            ARTICLES OF INCORPORATION
                                       Of
                             Toffee Sensations Inc.

I: The name of this Company (hereinafter referred to as the "corporation) is:

                      Toffee Sensations INC, a Corporation.

II: The existence of the corporation is perpetual.

III: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

IV: The name of the corporation's initial agent for service of process within the State of California in accordance with the provisions of subdivision (b) of
Section 1502 of the Corporations Code of the State of California is Corporation Service Company, which will do business in California as CSC Lawyers Incorporation Service.

V: The total number of shares, which the corporation is authorized to issue, is 25,000,000 all of which are of one class and of a par value of $0.0001 each, and all of which are Common shares.

The Board of Directors of the corporation may issue any or all of the aforesaid authorized shares of the corporation from time to time for such consideration as it shall determine and may determine from time to time the amount of such consideration, if any, to be credited to paid-in surplus.

Signed on August 20, 2001


                                               /s/ E. Ransom
                                               -------------
                                               Eric M. Ransom, Incorporator

                                                         [SEAL]

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